Exhibit 10.3
June 30, 2008
Bonnie J. Mills, Ph.D.
32071 Via Buho
Coto de Caza, California 92679

Re:	Separation Agreement
Dear Bonnie:
     This letter sets forth the substance of our agreement (the “Agreement”) regarding your separation from IDM Pharma, Inc. (the “Company”). This Agreement shall be effective on the “Effective Date” specified in Section 13 below.
     1. Separation. You have resigned effective June 3, 2008 (the “Separation Date”) . The Company and you dispute whether your resignation was for good reason pursuant to the employment agreement between you and the Company made and entered into as of June 6, 2005, and said dispute is fully and finally compromised and released by this Agreement without admission or concession by either party hereto.
     2. Consultancy. You agree to provide consulting services to the Company, upon the request of the Company, under the terms specified below.
          a. Consulting Period. The consulting period shall commence on July 1, 2008 and continue until September 30, 2008.
          b. Consulting Services. You agree to make yourself available to provide consulting services in any area of your expertise, up to a maximum of twenty (20) hours per month (the “Consulting Services”). You will perform Consulting Services only if specifically requested in writing to do so by the Chief Medical Officer (CMO) of the Company. You agree to exercise the highest degree of professionalism and utilize your expertise and creative talents to the fullest in performing any Consulting Services that may be requested. The Company shall have no obligation to request that you perform any Consulting Services.
          c. Consulting Fees. You will be paid for any Consulting Services rendered pursuant to Section 2b above at the rate of $200 per hour.
          d. Protection of Confidential and Proprietary Information. You agree that, during the Consulting Period and thereafter, you will not use or disclose any confidential or proprietary information or materials of the Company which you obtain or develop in the course of performing any Consulting Services, except with the written permission of the President and CEO (CEO). Any and all work product you create in connection with any Consulting Services will be the sole and exclusive property of the Company. You hereby assign to the Company all right, title, and interest in all inventions, techniques, processes, materials, and other intellectual property developed in the course of performing any Consulting Services.
          e. Authority and Facilities Usage During Consulting Period. After the Separation Date, you have no authority, in the absence of the express written consent of the CEO, to bind the Company (or to represent that you have authority to bind the Company) to any contractual obligations, whether written, oral or implied. You hereby agree that after the Separation Date, you will not represent or purport to represent the Company in any manner whatsoever to any third party unless authorized to do so in writing by the CEO. Access to and use of Company facilities or equipment to perform any Consulting Services will be coordinated through the CMO. You will be permitted to maintain the laptop computer issued to you by the Company during the Consulting Period. At the conclusion of the Consulting Period you will return all property belonging to the Company, including the laptop computer and any documentation in your possession belonging to the Company, to the Company.
     3. Severance. In exchange for your promises and releases herein, the Company agrees to pay you the equivalent of nine (9) months of your base salary in effect as of the Separation Date, less required deductions. This payment shall be made in three equal installments, as follows: i) installment one shall be made within three (3) business days of the Effective Date of this Agreement; ii) installment two shall be made on or before the three-month anniversary of the Effective Date of this Agreement; and iii) installment three shall be made on or before the six-month anniversary of the Effective Date of this Agreement.
     4. Accrued Salary and Vacation. You acknowledge that on the Separation Date, the Company paid you accrued salary, and all accrued and unused vacation, earned through the Separation Date, subject to standard payroll deductions and withholdings.
     5. Health Insurance. In exchange for your promises and releases in this Agreement, the Company shall, in the event that you timely elect and are eligible for continued health care insurance coverage pursuant to the federal COBRA law or, if applicable, state insurance laws, pay the premiums for such continuation coverage until the earlier of: i) twelve (12) months following the Separation Date; or ii) the date upon which you become employed by another organization offering group health insurance coverage.
     6. Stock Options. Your Company stock options (“Options”) ceased vesting as of the Separation Date. All terms, conditions, and limitations applicable to your Options will remain in full force and effect pursuant to the applicable stock option agreements between you and the Company, the applicable stock option plan documents, and any other documents applicable to the Options. You are advised by the Company to seek independent legal advice with respect to tax and securities law issues regarding your Options and any sale of Company stock you may make.

     7. Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, severance or benefits after the Separation Date.
     8. Expense Reimbursement. You agree that you have submitted your final documented expense employee reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.
     9. Return of Company Property. You hereby represent that you have returned to the Company all Company documents (and all copies thereof) and other Company property in your possession or control, including, but not limited to, Company files, correspondence, memoranda, notes, notebooks, drawings, books and records, plans, forecasts, reports, proposals, studies, agreements, financial information, personnel information, sales and marketing information, research and development information, systems information, specifications, computer-recorded information, tangible property and equipment, credit cards, entry cards, identification badges and keys; and any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part) (“Company Property”). You also represent that you have performed a good faith search to ensure that you are no longer in possession or control of any Company Property.
     10. Proprietary Information Obligations. You hereby acknowledge that you have had access to confidential and proprietary information and trade secrets of the Company in connection with your relationship therewith. You hereby acknowledge that such information includes, but is not limited to: (a) inventions, developments, designs, applications, improvements, trade secrets, formulae, know-how, methods or processes, discoveries, techniques, plans, strategies and data (hereinafter “Inventions”); and (b) plans for research, development, new products, marketing and selling, information regarding business plans, budgets and unpublished financial statements, licenses, prices and costs, information concerning potential and existing suppliers and customers and information regarding the skills and compensation of employees of the Company (collectively, with Inventions, hereinafter referred to as “Proprietary Information”). In view of the foregoing, you hereby agree, warrant and acknowledge that:
          a. You will deliver to the Company no later than July 7, 2008 all documents, notes, laboratory notebooks, drawings, specifications, calculations, sequences, data and other materials of any nature pertaining to your work with the Company, and any documents or data of any description (or any reproduction of any documents or data) containing or pertaining to any of the foregoing Proprietary Information.
          b. You have held and will continue to hold in confidence and trust all Proprietary Information and shall not use or disclose any Proprietary Information or anything related to such information without the prior written consent of the Company.
          c. You have assigned and hereby assign to the Company your entire right, title and interest in and to any and all Inventions (and all proprietary rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made, conceived of, reduced to practice, or learned, by you, either alone or jointly with others, during the course of your relationship with the Company.
          d. You will assist the Company in every proper way to obtain, and from time to time enforce, United States and foreign proprietary rights relating to Inventions in any and all countries. To that end you will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such proprietary rights and the assignment thereof. In addition, you will execute, verify and deliver assignments of such proprietary rights to the Company or its designee. Your obligation to assist the Company with respect to proprietary rights relating to such Inventions in any and all countries shall continue beyond the termination of your employment, but the Company shall compensate you at a reasonable rate after your termination for the time actually spent by you at the Company’s request on such assistance.
          e. In the event the Company is unable for any reason, after reasonable effort, to secure your signature on any document needed in connection with the actions specified in the preceding paragraph, you hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as your agents and attorneys in fact, which appointment is coupled with an interest, to act for and in your behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by you. You hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which you now or may hereafter have for infringement of any proprietary rights assigned hereunder to the Company.
          f. Your breach of the foregoing agreements and acknowledgments will result in unique and special harm to the Company and therefore the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.
          g. You acknowledge your continuing obligation to comply with the proprietary information and inventions agreement (“PIIA”) between you and the Company (attached as Exhibit 1), both before and after the Separation Date. Additionally, you represent that you have not violated and will not violate the PIIA prior to the Effective Date.
     11. Nondisparagement. You agree not to disparage the Company, its officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that you may respond accurately and fully to any question, inquiry or request for information when required by law.
     12. Release. In exchange for the consideration provided to you by this Agreement that you are not otherwise entitled to receive, you hereby generally and completely release the Company and its directors, officers, employees, shareholders, members, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to your signing this Agreement. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to your employment with the Company or the termination of that employment;

(2) all claims arising from or related to the employment agreement between you and the Company made and entered into as of June 6, 2005; (3) all claims related to your compensation or benefits from the Company, including, but not limited to, salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (4) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (5) all tort claims, including, but not limited to, claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (6) all federal, state, and local statutory claims, including, but not limited to, claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), and the California Fair Employment and Housing Act (as amended).
     13. ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under ADEA, and that the consideration given for the waiver and release in the preceding paragraph is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised by this writing that: (a) your waiver and release do not apply to any rights or claims that may arise after the execution date of this Agreement; (b) you should consult with an attorney prior to executing this Agreement (and you acknowledge that you have done so); (c) you have twenty-one (21) days to consider this Agreement (although you may choose to voluntarily execute this Agreement earlier); (d) you have seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; and (e) this Agreement will not be effective until the date upon which the revocation period has expired without being exercised (the “Effective Date”) and you will not receive benefits under this Agreement unless and until it becomes effective.
     14. Section 1542 Waiver. In granting the release herein, you hereby acknowledge that you have read and understand Section 1542 of the California Civil Code: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” You hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to your release of claims hereby.
     15. Arbitration. To ensure rapid and economical resolution of any disputes which may arise under this Agreement, you and the Company agree that any and all disputes or controversies of any nature whatsoever (with the sole exception of disputes involving relating to Sections 9 and 10 of this Agreement), arising from or regarding the interpretation, performance, enforcement or breach of this Agreement shall be resolved by confidential, final and binding arbitration (rather than trial by jury or court or resolution in some other forum) conducted by Judicial Arbitration and Mediation Services, Inc. (“JAMS”) in San Diego, California, under the then-existing JAMS rules. The prevailing party in such arbitration proceedings shall be entitled to recover from the other party reasonable attorneys’ fees and other recoverable costs incurred in connection with such arbitration proceeding unless prohibited by law. Nothing in this Agreement shall prevent either party from seeking to obtain injunctive relief in court to preserve the status quo or prevent irreparable harm pending the conclusion of any such arbitration. Notwithstanding the foregoing, you and the Company each have the right to resolve any issue or dispute involving confidential, proprietary or trade secret information, or intellectual property rights, by Court action instead of arbitration.
     16. Miscellaneous. This Agreement, including Exhibit 1, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. The failure to enforce any breach of this Agreement shall not be deemed to be a waiver of any other or subsequent breach. For purposes of construing this Agreement, any ambiguities shall not be construed against either party as the drafter. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California. This Agreement may be executed in counterparts or with facsimile signatures, which shall be deemed equivalent to originals.
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If this Agreement is acceptable to you, please sign below and return one original to me.
I wish you all the best in your future endeavors.
Sincerely,
IDM Pharma, Inc.

By:	/s/ Timothy P. Walbert

Timothy P. Walbert,
President and Chief Executive Officer

Agreed and Accepted:

/s/ Bonnie J. Mills	June 9, 2008

Bonnie J. Mills	Date

cc:	Robert De Vaere
Jeff Sherman
Jackie Fritz